EXHIBIT 11
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                                                     WEST ONE BANCORP
                                            COMPUTATION OF PER SHARE EARNINGS

Dollars in thousands, except per share,
for the year ended December 31,                                     1993               1992              1991

Primary earnings per share:
        Weighted average number of shares                    32,803,044         29,923,980         27,819,458

        Common stock equivalents computed
        under the treasury stock method
        using average market price.                             488,938            419,416            296,640

     Total                                                   33,291,982         30,343,396         28,116,098

Fully diluted earnings per share:

        Weighted average number of shares                    32,803,044         29,923,980         27,819,458

        Common stock equivalents computed
        under the treasury stock method
        using the greater of ending or
        average market price.                                  505,788             514,844            319,560
        Other potentially dilutive securities                2,687,450           2,687,450          1,340,044

             TOTAL                                          35,996,282          33,126,274         29,479,062

Net income                                                     $83,187             $63,372            $41,199


Interest expense (net of tax) incurred
        for other potentially dilutive securities              $ 2,317             $ 2,353            $ 1,170

Earnings per share:

        Primary                                                 $ 2.50              $ 2.09             $ 1.47
        Fully diluted                                             2.38                1.98               1.44
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